Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Boise Paper Holdings, L.L.C. Savings Plan and the Boise Paper Holdings, L.L.C. Retirement Savings Plan of our report dated February 28, 2014, except for Note 2, as to which the date is May 9, 2014, with respect to the consolidated financial statements and schedule of Packaging Corporation of America included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 8, 2015